EXHIBIT 10.4

EXECUTION COPY

THIRD AMENDMENT TO
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT is dated and effective as of July 21, 2005 (this "Third Amendment"), by and among CARRIZO OIL & GAS, INC., a Texas corporation (the “Borrower”), CCBM, INC., a Delaware corporation (the “Guarantor”), and HIBERNIA NATIONAL BANK, a national banking association, individually as a Lender and as Administrative Agent, and UNION BANK OF CALIFORNIA, N.A., a national banking association, individually as a Lender and as Co-Agent.

RECITALS:

1. The Borrower, the Guarantor, the Agent, and the Lenders have heretofore entered into that certain Second Amended and Restated Credit Agreement dated as of September 30, 2004, as amended by First Amendment thereto dated as of October 29, 2004, and as further amended by Second Amendment dated as of April 27, 2005 (as so amended, the "Agreement"), pursuant to which the Lenders established in favor of Borrower a Line of Credit as more fully described therein.

2. All Loans by the Lenders to the Borrower are guaranteed by the Guarantor.

3. The parties desire to amend the Agreement as set forth herein.

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants hereinafter set forth and intending to be legally bound hereby, do hereby amend and supplement the Agreement as follows:

A. Defined Terms. Capitalized terms used herein which are defined in the Agreement are used herein with such defined meanings, as said definitions may be amended and/or supplemented by this Third Amendment.

B. Revision to Defined Terms.

1. The definitions for the terms “Consolidated Current Assets”, “Consolidated Current Liabilities”, “EBITDA”, “Facility A Borrowing Base Amount”, “Interest Expense”, “Quarterly Reduction”, and “Tangible Net Worth” appearing in Section 1.1 of the Agreement are hereby deleted and restated as follows:

"Consolidated Current Assets" shall mean the total of the Borrower’s consolidated current assets (excluding assets of

Unrestricted Subsidiaries), including the amounts available for borrowing under the Facility A Borrowing Base Amount and the Facility B Borrowing Base Amount, determined in accordance with GAAP. Current assets will not include non-cash assets, if any, arising from the marking to market of Hedging Agreements pursuant to SFAS No. 133 and related pronouncements.

"Consolidated Current Liabilities" shall mean the total of the Borrower's consolidated current liabilities (excluding liabilities of Unrestricted Subsidiaries), excluding outstanding principal amounts due under the Commitments, determined in accordance with GAAP. Current liabilities will not include (i) the non-cash obligations, if any, arising from the marking to market of Hedging Agreements pursuant to SFAS No. 133 and related pronouncements, (ii) outstanding principal amounts due under the Line of Credit, and (iii) the non-cash effects, if any, of the non-cash stock option re-pricing accrual.

“EBITDA” shall mean the Borrower’s consolidated earnings determined in accordance with GAAP (excluding earnings of Unrestricted Subsidiaries) before interest expense, income taxes, depreciation, amortization, depletion, oil and gas asset impairment write downs, lease impairment expense, gains and losses from the sale of capital assets, and other non-cash charges. EBITDA shall not include non-cash effects of (i) the early extinguishment of long-term debt, (ii) CCBM, Inc.’s equity investment in Pinnacle, and (iii) stock option re-pricing expense.

"Facility A Borrowing Base Amount" shall mean the amount available to Borrower at any time based upon the valuation of the Mortgaged Properties, projected oil and gas prices, underwriting factors, and any other factors deemed relevant by the Required Lenders in their sole and complete discretion, all as evaluated and determined by the Required Lenders in their sole and complete discretion on a quarterly basis on October 1, January 1, April 1, and July 1. In addition, the Required Lenders, in their sole and complete discretion, may conduct one unscheduled Facility A Borrowing Base Amount redetermination subsequent to each quarterly redetermination, and the Borrower, at its option may request (and the Required Lenders shall promptly thereafter perform) one Facility A Borrowing Base Amount redetermination after each scheduled quarterly redetermination by the Required Lenders. The Facility A Borrowing Base Amount also is subject to mandatory Quarterly Reductions. The Required Lenders are not obligated under any circumstances to establish the Facility A Borrowing Base Amount based solely on oil and gas valuation data for the Mortgaged Properties. The Facility A Borrowing Base Amount as of the Third Amendment Effective Date is $10,000,000.00. All of the foregoing determinations and valuations shall be in accordance with the Lenders’ normal practices and standards for oil and gas loans as may exist at the particular time of determination and valuation. The Facility A Borrowing Base Amount shall never exceed $75,000,000.00, and the sum of the Facility A Borrowing Base Amount and the Facility B Borrowing Base Amount shall never exceed $100,000,000.00.

“Interest Expense” shall mean, for any period, total interest expense (including that portion attributable to capital lease obligations in accordance with GAAP and capitalized interest), net of interest income, of the Borrower and its Subsidiaries (other than Unrestricted Subsidiaries) on a consolidated basis with respect to all outstanding Obligations of the Borrower and its Subsidiaries (other than Non-Recourse Indebtedness and Obligations of Unrestricted Subsidiaries) to the extent the promissory notes, leases or other instruments or agreements evidencing such Obligations require the payment of such interest in cash during such period.

“Quarterly Reduction” shall mean each quarterly reduction, if any, to the Facility A Borrowing Base Amount on the first day of each October, January, April and July based upon Lenders’ redetermination of the Facility A Borrowing Base Amount. All such determinations and valuations shall be in accordance with the Lenders’ normal practices and standards for oil and gas loans as may exist at the particular time of determination and valuation. The Quarterly Reduction will be $0.00 on October 1, 2005. Thereafter, the Lenders will establish the Quarterly Reduction in connection with each redetermination of the Facility A Borrowing Base Amount.

“Tangible Net Worth” means, with respect to any Person, the total assets of such Person (other than with respect to the Borrower, its Unrestricted Subsidiaries), on a consolidated basis, exclusive of (a) those assets classified as intangible, including, without limitation, goodwill, patents, trademarks, trade names, copyrights, franchises and deferred charges, (b) treasury stock and minority interests in any Person, (c) cash set apart and held in sinking or other analogous funds established for the purpose of redemption or other retirement of capital stock, (d) to the extent not already deducted from total assets, allowances for depreciation, depletion, obsolescence and/or amortization of properties, uncollectible accounts, and contingent but probable liabilities as to which an amount can be established, (e) deferred taxes and (f) all assets arising from advances to officers, former officers or sales representatives of such Person or any of its Subsidiaries (other than with respect to the Borrower, its Unrestricted Subsidiaries) made outside the ordinary course of business; less total liabilities of such Person and its Subsidiaries (other than with respect to the Borrower, its Unrestricted Subsidiaries), on a consolidated basis, all of the above being determined in accordance with GAAP and, with respect to the Borrower, excluding the effect of any cumulative after-tax amounts of ceiling test write-downs pursuant to Rule 4.10 of Regulation S-X promulgated by the Securities and Exchange Commission and any balance sheet impact arising from the early extinguishment of long-term debt.

2. The following new definitions are hereby added to Section 1.1 of the Agreement:

“Intercreditor Agreement” shall mean the Intercreditor Agreement dated as of July 21, 2005 among Borrower, the Guarantor, the Agent, as First Lien Collateral Agent, and Credit Suisse, as Second Lien Collateral Agent, as amended, modified or restated from time to time.

“Second Lien Credit Agreement” shall mean the Second Lien Credit Agreement dated as of July 21, 2005 among Borrower, the Lenders party thereto, and Credit Suisse, as Administrative Agent and Collateral Agent, as amended, modified or restated from time to time.

“Secured Second Lien Debt” shall mean the term loan indebtedness of the Borrower in an aggregate principal amount not to exceed $150,000,000.00 arising under the Second Lien Credit Agreement; provided that (i) if such indebtedness is secured by a mortgage lien on the Mortgaged Properties, such lien shall be subordinate and inferior to the Agent’s mortgage lien on the Mortgaged Properties, and (ii) the Required Lenders have reviewed and approved the documents evidencing such indebtedness, the Intercreditor Agreement, and the collateral therefor.

“Third Amendment” shall mean that certain Third Amendment to Second Amended and Restated Credit Agreement dated as of July 21, 2005, by and among the Borrower, the Guarantor, the Agent, and the Lenders.

“Third Amendment Effective Date” shall mean July 21, 2005.

3. The following definitions appearing in Section 1.1 of the Agreement are hereby deleted: “Memorandum”, “Securities Purchase Agreement”, “Secured Subordinated Debt”, “Secured Subordinated Note Purchase Agreement”, and “Subordinated Promissory Notes”.

C. Restatement of Section 6.4. Section 6.4 of the Agreement is hereby deleted in its entirety and restated as follows:

Section 6.4. Engineering Fee. The Borrower shall pay to each Lender a fee of $2,500.00 for each determination of the Facility A Borrowing Base Amount. The Borrower hereby authorizes the Agent to debit its account maintained with Hibernia for collection of said fee.

D. Deletion of Section 11.20. Section 11.20 of the Agreement is hereby deleted in its entirety.

E. Deletion of Section 11.22. Section 11.22 of the Agreement is hereby deleted in its entirety.

F. Restatement of Section 12.1(g). Part (g) of Section 12.1 of the Agreement is hereby deleted in its entirety and restated as follows:

(g) as soon as available and in any event by September 15, December 15, March 15, and June 15 of each year, an internally prepared engineering report dated as of the preceding September 1, December 1, March 1, and June 1, respectively, covering oil and gas properties included or to be included in any Borrowing Base Amount, in form and content reasonably satisfactory to the Required Lenders, and

G. Restatement of Section 12.8(b). Part (b) of Section 12.8 of the Agreement is hereby deleted in its entirety and restated as follows:

(b) Maximum Total Net Recourse Debt to EBITDA Ratio. The Borrower shall maintain as of the last day of each fiscal quarter ending during the period commencing on June 30, 2005 and continuing through June 30, 2006 a ratio of Total Net Recourse Debt to EBITDA of not more than 3.50 to 1.0, calculated on a rolling four quarters basis. Commencing July 1, 2006 and continuing through September 30, 2006, the Borrower shall maintain as of the last day of each fiscal quarter a ratio of Total Net Recourse Debt to EBITDA of not more than 3.50 to 1.0, calculated on a rolling four quarters basis; provided that if the ratio of Total Net Recourse Debt to EBITDA is greater than 3.25 to 1.0, but less than or equal to 3.50 to 1.0 as of such day, no additional Loans can be made until the next succeeding date as of which such ratio is calculated and the Borrower is in compliance with such ratio. Commencing October 1, 2006 and continuing through December 31, 2006, the Borrower shall maintain as of the last day of each fiscal quarter a ratio of Total Net Recourse Debt to EBITDA of not more than 3.25 to 1.0, calculated on a rolling four quarters basis; provided that if the ratio of Total Net Recourse Debt to EBITDA is greater than 3.00 to 1.0, but less than or equal to 3.25 to 1.0 as of such day, no additional Loans can be made until the next succeeding date as of which such ratio is calculated and the Borrower is in compliance with such ratio. Commencing on January 1, 2007 and thereafter, the Borrower shall maintain as of the last day of each fiscal quarter a ratio of Total Net Recourse Debt to EBITDA of not more than 3.00 to 1.0, calculated on a rolling four quarters basis. For purposes of this covenant, EBITDA shall not include the net revenue attributable to assets pledged to secure Non-Recourse Indebtedness. The term “Total Net Recourse Debt” shall mean, on any date of determination, the Borrower’s consolidated Debt excluding Non-Recourse Indebtedness and cash and cash equivalents and Debt of an Unrestricted Subsidiary on such date, less the amount of unrestricted cash and cash equivalents on hand at the Borrower and the Guarantors.

H. Restatement of Section 12.8(c). Part (c) of Section 12.8 of the Agreement is hereby deleted in its entirety and restated as follows:

Minimum Quarterly Debt Service Coverage Ratio. The Borrower shall maintain at the end of each quarter a Debt service coverage ratio (excluding Non-Recourse Indebtedness and Debt of Unrestricted Subsidiaries) of not less than 1.25 to 1.0. For purposes of this covenant, the non-cash effects, if any, of Hedging Agreements pursuant to SFAS 133 will not be included, nor will the effect, if any, of ceiling test write-downs pursuant to Regulation SX4.10 of the Securities and Exchange Commission be included. Debt service coverage shall be calculated based on GAAP as follows: the ratio of (a) the difference of (i) EBITDA for the quarter just ended (excluding EBITDA related to assets pledged to secure Non-Recourse Indebtedness), minus (ii) permitted cash dividends paid during the quarter just ended, divided by (b) the sum of (i) required principal paid in cash and interest expense (to the extent required to be paid in cash) on Debt (including the Indebtedness) during the quarter just ended, plus (ii) the positive difference, if any of (x) principal paid in cash and interest expense on Non-Recourse Indebtedness during the quarter just ended, minus (y) positive EBITDA related to assets pledged to secure Non-Recourse Indebtedness during the quarter just ended.

I. Restatement of Section 12.8(d). Part (d) of Section 12.8 of the Agreement is hereby deleted in its entirety and restated as follows:

(d) Minimum Shareholder’s Equity. The Borrower shall maintain as of the last day of each fiscal quarter a minimum shareholder’s equity of not less than:

Commencing on the Third Amendment Effective Date: $115,000,000.00 plus (i) 100% of all common and preferred equity contributed by shareholders of Borrower subsequent to March 31, 2005, plus (ii) 50% of all positive earnings occurring subsequent to March 31, 2005. For purposes of this covenant, the calculation of Borrower’s “shareholder’s equity” will exclude the effects, if any, of ceiling test write-downs pursuant to Regulation SX4.10 of the Securities and Exchange Commission and any balance sheet impact arising from the early extinguishment of long-term debt and stock option re-pricing expense.

J. Restatement of Section 12.8(e). Part (e) of Section 12.8 of the Agreement is hereby deleted in its entirety and restated as follows:

(e) EBITDA to Interest Expense Ratio. The Borrower shall maintain (i) as of the last day of each fiscal quarter ending on or before September 30, 2006, a ratio of EBITDA for the four fiscal quarter period ending on such day to Interest Expense for such period of at least 2.75 to 1.0, and (ii) as of the last day of each fiscal quarter thereafter, a ratio of EBITDA for the four fiscal quarter period ending on such day to Interest Expense for such period of at least 3.00 to 1.0.

K. Restatement of Section 12.15. Section 12.15 of the Agreement is hereby deleted in its entirety and restated as follows:

Section 12.15. Insurance. The Borrower shall maintain in effect all insurance required by this Agreement and the Collateral Documents, and the Borrower agrees to comply with the requirements of Section 11.6 above. The Borrower agrees to provide the Agent with certificates or binders evidencing such insurance coverage on an annual basis, and, if requested by the Agent, the Borrower further agrees to promptly furnish the Agent with copies of all renewal notices and copies of receipts for paid premiums. The Borrower shall provide the Agent with certificates or binders evidencing insurance coverage pursuant to all renewal or replacement policies of insurance no later than the fifteenth (15th)

day before any such existing policy or policies should expire (or, in the event such certificates or binders are unavailable to the Borrower on such day, within one Business Day of receipt of such certificates or binders by the Borrower).

L. Restatement of Section 12.18(a). Part (a) of Section 12.18 of the Agreement is hereby deleted in its entirety and restated as follows:

Section 12.18. Additional Mortgaged Properties. (a) The Borrower agrees to execute and deliver from time to time such documents as are reasonably requested by the Agent to provide that at least 90% of the net present value of the proved oil and gas reserves owned by the Borrower and each Guarantor, taken as a whole, are Mortgaged Properties.

M. Addition of New Affirmative Covenant. Article XII of the Agreement is hereby amended and supplemented to include the following new affirmative covenant as Section 12.19:

Section 12.19. Third Amendment Post Closing Requirement. The Borrower covenants and agrees to deliver to the Agent (i) within sixty (60) days after Third Amendment Effective Date, mortgages, security agreements and/or deeds of trust as may be necessary to provide that at least 90% of the net present value of the proved oil and gas reserves owned by the Borrower and each Guarantor, taken as a whole, are Mortgaged Properties, and (ii) within ninety (90) days after the Third Amendment Effective Date, title opinion(s) from counsel to Borrower (or other title information reasonably acceptable to the Agent) covering the proved oil and gas reserves encumbered by the mortgages, security agreements and/or deeds of trust described in clause (i) above.

N. Restatement of Section 13.4(r). Section 13.4(r) of the Agreement is hereby deleted in its entirety and restated as follows:

(r) Encumbrances affecting all or part of the Collateral that secure (i) Secured Second Lien Debt and other indebtedness referred to in Section 13.5(l) and such other obligations and liabilities related thereto, and (ii) all other Second Lien Obligations (as defined in the Intercreditor Agreement); provided that such Encumbrances shall be contractually junior to the Encumbrances created by the Collateral Documents on the terms set forth in the Intercreditor Agreement or on terms otherwise reasonably satisfactory to the Agent.

O. Deletion of Section 13.5(e). Section 13.5(e) of the Agreement is hereby deleted in its entirety.

P. Restatement of Section 13.5(l). Part (l) of Section 13.5 of the Agreement is hereby deleted in its entirety and restated as follows:

(l) Subject to the provisions of Sections 10.2 and 13.4(r), the indebtedness evidenced by the Secured Second Lien Debt, indebtedness arising under hedging agreements between the Borrower and any holder of such debt or any affiliate thereof, and guarantees executed by any Subsidiary of Borrower guaranteeing payment thereof.

Q. Restatement of Section 13.6(b). Part (b) of Section 13.6 of the Agreement is hereby deleted in its entirety and restated as follows:

(b) Investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, one of the two highest credit ratings obtainable from Standard & Poor’s Ratings Service or from Moody’s Investors Service, Inc.;

R. Restatement of Section 13.6(f). Part (f) of Section 13.6 of the Agreement is hereby deleted in its entirety and restated as follows:

(f) Loans or advances to employees in an aggregate amount for all employees of the Borrower and the Subsidiaries not in excess of $750,000 at any one time outstanding.

S. Restatement of Section 13.10. Section 13.10 of the Agreement is hereby deleted in its entirety and restated as follows:

Section 13.10. Commodity Transactions. The Borrower shall not enter into any speculative commodity transactions of any type or Hedging Agreement relating to the sale of aggregate Hydrocarbons production in excess of eighty-five percent (85%) of the total volume of such production projected in the most recent independent engineering report delivered to the Agent pursuant to Section 12.1(e) or as projected in the most recent internally prepared engineering report delivered to the Agent pursuant to Section 12.1(g), whichever is more recent, to come from the Borrower's proved developed reserves during the term of such Hedging Agreement (it being understood and agreed that for purposes of determining compliance with such 85% cap, the Borrower may in good faith take into account the pro forma effect on such projected production of new wells that are not included in the most recently delivered engineering report and may enter into Hedging Agreements affecting such new wells subject to compliance with such 85% cap). Notwithstanding the foregoing, the maximum duration of any permitted Hedging Agreement shall not exceed forty-eight (48) months; provided that, with respect to any Hedging Agreement with a duration in excess of 24 months, no more than 50% of the amount of the projected production to come from proved developed producing reserves may be subject to hedging arrangements pursuant to such Hedging Agreement during the period from and including the twenty-fifth month of such Hedging Agreement to and including the forty-eighth month of such Hedging Agreement.

T. Deletion of Section 13.11. Section 13.11 of the Agreement is hereby deleted in its entirety and restated as follows:

Section 13.11. Payments on Secured Second Lien Debt. Until such time as the Indebtedness arising under this Agreement is paid in full and the Lenders have no further obligation to the Borrower under this Agreement, and further subject to the terms and conditions of the Intercreditor Agreement, the Borrower agrees not to make any optional prepayments on the Secured Second Lien Debt, without first obtaining the prior written consent of the Required Lenders.

U. Deletion of Section 13.12. Section 13.12 of the Agreement is hereby deleted in its entirety.

V. Restatement of Section 14.1(e). Part (e) of the Section 14.1 of the Agreement is hereby deleted in its entirety and restated as follows:

(e) Default in Favor of Third Parties. Should the Borrower or the Guarantor (i) fail to pay Debt having a principal amount in excess of $1,000,000.00 in the aggregate (other than the amounts referred to in Section 14.1(a)), or any interest or premium thereon, when due (or, if permitted by the terms of the relevant document, within any applicable grace period), whether such Debt shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise; or (ii) fail to perform any term, covenant or condition on its part to be performed under any agreement or instrument evidencing, securing or relating to Debt having a principal amount in excess of $1,000,000.00 in the aggregate, when required to be performed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure is to accelerate, or to permit the holder or holders of such Debt to accelerate, the maturity of such Debt.

W. Revision to Section 14.1. The first sentence of the paragraph following part (h) of Section 14.1 of the Agreement is hereby deleted and restated as follows:

Upon the occurrence of an Event of Default, the Line of Credit Loan Commitment will, at the option of the Lenders, either terminate or be suspended (including any obligation to make any further Facility Loans), and, at the Lenders' option, the Notes and all Indebtedness of the Borrower will become immediately due and payable, except that in the case of type described in the "Insolvency" subsection above, such acceleration shall be automatic and not optional.

X. References to Secured Subordinated Debt. As of the Third Amendment Effective Date, all references in the Agreement (as amended by this Third Amendment) to “Secured Subordinated Debt” shall be deemed references to “Secured Second Lien Debt.”

Y. Consent by Lenders to Secured Second Lien Debt. Subject to the terms and conditions of the Intercreditor Agreement, the Lenders do hereby permit (i) the Secured Second Lien Debt to be extended, (ii) the Borrower to grant the liens contemplated by the Second Lien Credit Agreement and the Loan Documents (as defined in the Second Lien Credit Agreement), and (iii) the execution of the guarantees contemplated by the Second Lien Credit Agreement. In addition, the Lenders authorize, ratify and confirm the Agent’s execution of the Intercreditor Agreement on behalf of the Lenders.

Z. Confirmation of Related Documents. It is the intention of the parties that all of the liens, privileges, priorities, and equities existing and to exist under and in accordance with the terms of the Related Documents are hereby renewed, extended, and carried forward as security for the Indebtedness. In addition, the Guarantor hereby confirms its guaranty of the Indebtedness, which guaranty is evidenced by that certain Commercial Guaranty dated September 30, 2004 by Guarantor in favor of Agent.

AA. Representations; No Default. On and as of the date of this Third Amendment, and after giving effect to this Third Amendment, the Borrower and the Guarantor confirm, reaffirm, and restate the representations and warranties set forth in the Agreement and the Loan Documents, except to the extent that such representations and warranties relate solely to a specified date; provided, that each reference to the Agreement herein shall be deemed to include the Agreement as amended by this Third Amendment.

BB. Payment of Expenses. The Borrower agrees to pay or reimburse the Lender for all reasonable legal fees and expenses of counsel to the Agent in connection with the transactions contemplated by this Third Amendment.

CC. Amendments. The Agreement and this Third Amendment are credit or loan agreements as described in LA. R.S. 6:§1121, et seq. There are no oral agreements between the Agent and Lenders and the Borrower and/or Guarantor. The Agreement, as amended by this Third Amendment, and the other Loan Documents set forth the entire agreement of the parties with respect to the subject matter hereof and supersede all prior written and oral understandings between the Borrower, the Guarantor, the Agent, and the Lenders, with respect to the matters herein and therein set forth. The Agreement, as amended by this Third Amendment, cannot be modified or amended except by a writing signed and delivered by the Borrower, the Guarantor, the Agent and the Lenders.

DD. Waiver of Defenses. In consideration of the Lenders’ execution of this Third Amendment, the Borrower and Guarantor do hereby irrevocably waive any and all claims and/or defenses to payment on any indebtedness arising under the Agreement and owed by any of them to the Lender that may exist as of the date of execution of this Third Amendment.

EE. Governing Law: Counterparts. The Third Amendment shall be governed by and construed in accordance with the laws of the State of Louisiana. This Third Amendment may be executed in any number of counterparts, all of which counterparts, when taken together, shall constitute one and the same instrument.

FF. Continued Effect. Except as expressly modified herein, the Agreement shall continue in full force and effect. The Agreement as amended herein is hereby ratified and confirmed by the parties hereto.

GG. Reliance on Corporate Resolutions. The Borrower and the Guarantor hereby certify to the Lenders that the resolutions delivered in connection with the Agreement remain in effect, and that Paul F. Boling is authorized to execute this Third Amendment on behalf of Borrower and Guarantor.

(The remainder of this page was intentionally left blank.)

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed and delivered as of the date hereinabove provided by the authorized officers each hereunto duly authorized.

Borrower:

CARRIZO OIL & GAS, INC.
a Texas corporation

By: /s/ Paul F. Boling
Name: Paul F. Boling
Title: Vice President and Chief Financial Officer

Guarantor:

CCBM, INC.
a Delaware corporation

By: /s/ Paul F. Boling
Name: Paul F. Boling
Title: Vice President and Chief Financial Officer

Agent:

HIBERNIA NATIONAL BANK, as Agent

By: /s/ David R. Reid
Name: David R. Reid
Title: Senior Vice President

Lenders:

HIBERNIA NATIONAL BANK

By: /s/ John Castellano
Name: John Castellano
Title: Senior Vice President

UNION BANK OF CALIFORNIA, N.A.

By: /s/ Scott Myatt
Name: Scott Myatt
Title: Assistant Vice President